EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-74856 and 333-54612) pertaining to the Holly Corporation Stock Option Plan and the Holly Corporation Long-Term Incentive Compensation Plan and in the related Prospectuses of our reports dated February 27, 2009 with respect to the consolidated financial statements of Holly Corporation and the effectiveness of internal control over financial reporting of Holly Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 27, 2009